Exhibit 99.2
AMENDMENT TO THE
FIRSTMERIT CORPORATION
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
     WHEREAS, FirstMerit Corporation, an Ohio corporation (the “Corporation”), adopted the FirstMerit Corporation Executive Supplemental Retirement Plan (the “Plan”), originally effective as of February 13, 1987, and amended and restated effective as of August 28, 1995 and January 1, 2001, and further amended effective as of December 30, 2005; and
     WHEREAS, Section 9.07 of the Plan provides that the Corporation may amend the Plan from time to time, provided that such amendment does not reduce the benefits or rights of any Member (as defined in the Plan) or his Beneficiary (as defined in the Plan) accrued prior to the date of such amendment; and
     WHEREAS, the Corporation desires to make certain amendments to the Plan;
     NOW, THEREFORE, the Corporation hereby amends the Plan, effective as of January 17, 2008, by:
1. Deleting Sections 2.01 and 2.02 in their entirety and by substituting therefor the following:
     “Section 2.01 “Actuarial Equivalent” or “Actuarially Determined” shall mean a benefit of equivalent value when computed on the basis of the assumptions as to interest and mortality set forth in the Qualified Plan. Notwithstanding the foregoing, for purposes of making computations under this Section with regard to the CEO, the assumed rate of interest shall be the rate of interest determined on the relevant date in accordance with the terms of the Qualified Plan as of May 15, 2006, that were applicable for purposes of determining an actuarially equivalent lump sum for distributions made after December 31, 1997.
     Section 2.02 “Attained Age” shall mean the age of a Member as of his or her last birthday. Notwithstanding the foregoing, for purposes of Section 4.02, the Attained Age of the CEO shall be increased by (a) three (3) years, unless the CEO’s employment is terminated for Cause (as such term is defined in the CEO Employment Agreement), plus (b) such additional years, if any, provided in accordance with the terms of the CEO Change Agreement.”
2. Deleting Section 2.20 in its entirety and by substituting therefor the following:
     “Section 2.20 “Projected Account Balance” shall mean the Member’s account balance, if any, under a Previous Employer Plan as of the date of his termination of employment with previous employer plus interest thereon through and including the Member’s Retirement Date at a compound rate of interest equal to the rate of interest used in the Qualified Plan for purposes of determining actuarial equivalence. Notwithstanding the foregoing, the Projected Account Balance of the CEO shall be computed using the rate of interest determined on the relevant date in accordance with the terms of the Qualified Plan as of May 15, 2006, that were applicable for purposes of determining an actuarially equivalent lump sum for distributions made after December 31, 1997.”
3. Deleting Section 2.27 in its entirety and by substituting therefor the following:
     “Section 2.27 For purposes of determining a Member’s Vested Percentage, a “Year of Service” shall mean a period of twelve (12) consecutive months commencing on the date that an employee of the Employer first becomes a Member of this Plan, or on any anniversary of such date, during which the Member completes at least One Thousand (1,000) Hours of Service (as defined in the Qualified Plan); provided, however, that the Committee, in its sole discretion, may credit a Member with Years of Service for purposes of determining such Member’s Vested Percentage with respect to any period prior to the date that the Member first became a Member of this Plan, regardless of whether the Member was an employee of the Employer during all or a portion of such prior period. Notwithstanding the foregoing, for purposes of calculating his Vested Percentage, the CEO shall be credited with (a) three (3) additional Years of Service, unless the CEO’s employment is terminated for Cause (as such term is defined in the CEO Employment Agreement), plus (b) such additional Years of Service, if any, provided under the terms of the CEO Employment Agreement and the CEO Change Agreement, as applicable.”
4. Adding new Sections 2.36, 2.37, and 2.38:
     “Section 2.36 “CEO” shall mean the Chief Executive Officer of FirstMerit Corporation as of January 17, 2008.
     Section 2.37 “CEO Change Agreement” shall mean the Change in Control Termination Agreement or the Displacement Agreement by and between FirstMerit Corporation and the CEO that is in effect as of January 17, 2008.
     Section 2.38 “CEO Employment Agreement” shall mean the Employment Agreement by and between FirstMerit Corporation and the CEO that is in effect as of January 17, 2008.
5. The provisions of this Amendment that relate to Paul Greig shall only be modified or further amended upon the mutual agreement of the Corporation and Paul Greig.
     IN WITNESS WHEREOF, this Amendment is adopted this 17th day of January, 2008.

FIRSTMERIT CORPORATION

By:	/s/ Christopher J. Maurer

Print Name:	Christopher J. Maurer

Title:	Executive Vice President, Human Resources

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